UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) 24th day of January, 2002

SPECTRE INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

0-30573
(Commission File Number)

91-2041523231612
(IRS Employer Identification No.)

#6 - 260 E. Esplanade, North Vancouver, British Columbia CANADA V7L 1A3
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (604) 984-0400

Item 2. Acquisition of Assets

Effective January 24, 2002, the Registrant completed the acquisition of 54% of the issued and outstanding shares of Auto Photo Kiosk GmbH. ("APK"), a German corporation, pursuant to a partnership agreement dated January 24, 2002 (the "Agreement"), between the Registrant and the three other shareholders of APK (the "Shareholders), Joachim Zweifel, Gerhild Voigtlaender, both businesspersons resident in Germany, and Vending Concept GmbH, a private corporation located in Switzerland. Under the terms of the Agreement, the Registrant obtained its interest in APK in consideration for the payment of 27,000 Euros, or approximately $23,000.

The Registrant and the Shareholders incorporated APK for the purposes of providing for the purchase, sale, distribution and rental or operation of automated photo kiosks and related products in major public access areas, primarily in Germany.

The Registrant has also agreed to loan a total of 264,000 Euros to APK (the "Loan") The Loan is to bear interest at 1% per annum above prime at the European Central Bank, redeemable on six months notice no earlier than December 31, 2003.

Item 6. Resignation of Registrants Directors

Effective immediately, Frederick Posse has resigned as the Secretary of the Registrant and has resigned from the Registrant's Board of Directors.

Item 7. Financial Statements and Exhibits

Financial Statements of Business Acquired

It is not practicable to provide financial statements of the acquired company prepared in accordance with the regulations on the date hereof. Accordingly, the required financial statements will be filed as an amendment to this Current Report on Form 8-K as soon as practicable, but not later than April 9, 2002 (60 days after this Current Report on Form 8-K must be filed).

Pro Forma Financial Information

It is not practicable to provide the required pro forma financial statements on the date hereof. Accordingly, the pro forma financial statements will be filed as an amendment to this Current Report on Form 8-K as soon as practicable, but not later than April 9, 2002 (60 days after this Current Report on Form 8-K must be filed).

Exhibits

10.1 Partnership Agreement, effective date January 24, 2002 between Spectre Industries Inc., Joachim Zweifel, Gerhild Voigtlaender, and Vending Concept GmbH.

10.2 Loan Agreement, effective date January 24, 2002 between Spectre Industries Inc. and Auto Photo Kiosk GmbH.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spectre Industries Inc.

/s/ Ian S. Grant

Ian S. Grant, President & Chief Executive Officer

Date: February 11, 2002